QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

January 26, 2004	Mayer, Brown, Rowe & Maw LLP 190 South La Salle Street Chicago, Illinois 60603-3441
AmeriVest Properties Inc.	Main Tel (312) 782-0600
1780 South Bellaire, Suite 100	Main Fax (312) 701-7711
Denver, Colorado 80222	www.mayerbrownrowe.com

Ladies and Gentlemen:

        We have acted as special counsel to AmeriVest Properties Inc., a Maryland corporation ("AmeriVest"), in connection with the proposed sale of the following securities (the "Securities") of AmeriVest, as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"): (i) one or more series of preferred stock, par value $0.001 per share (the "Preferred Stock"), and (ii) common stock, par value $0.001 per share (the "Common Stock").

        Each series of Preferred Stock will be issued under AmeriVest's Articles of Incorporation, as amended and restated (the "Articles of Incorporation"), and Articles Supplementary to be filed by AmeriVest with the State Department of Assessments and Taxation of Maryland (the "Maryland SDAT"). The Common Stock will be issued under the Articles of Incorporation. Certain terms of the Securities to be issued by AmeriVest from time to time will be approved by the Board of Directors of AmeriVest or a committee thereof as part of the corporate action taken and to be taken in connection with the authorization of the issuance of the Securities (the "Corporate Proceedings").

        As special counsel to AmeriVest, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Articles of Incorporation and AmeriVest's Amended and Restated Bylaws, as amended, resolutions of AmeriVest's Board of Directors and committees thereof (the "Board") and such AmeriVest records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of officers of AmeriVest. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of authentic original documents of all documents submitted to us as copies.

        Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that, when the Registration Statement becomes effective under the Securities Act of 1933, as amended, and:

  (i)
  upon the completion of the Corporate Proceedings relating to a series of Preferred Stock, the execution, delivery and filing with, and recording by, the Maryland SDAT of Articles Supplementary relating to such series of Preferred Stock, and the due execution, countersignature and delivery of the Preferred Stock of such series, the Preferred Stock of such series, when issued and sold in exchange for the consideration set forth in the Prospectus and any Prospectus Supplement relating to such series of Preferred Stock, will be duly authorized, legally issued, fully paid and nonassessable; and

  (ii)
  upon the completion of the Corporate Proceedings relating to the Common Stock and the due execution, countersignature and delivery of the Common Stock, the Common Stock, when issued and sold in exchange for the consideration set forth in the Prospectus and any

    Prospectus Supplement relating to the Common Stock, will be duly authorized, legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

Sincerely,

/s/ MAYER, BROWN, ROWE & MAW LLP

QuickLinks

  Exhibit 5.1